EXHIBIT 21.1

LIST OF SUBSIDIARIES

A)       ORIENTAL BANK – an FDIC insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

SUBSIDIARIES OF ORIENTAL BANK:

1.        Oriental International Bank Inc. – an international banking entity organized and existing under the laws of the Commonwealth of Puerto Rico.

2.        OFG USA, LLC - a limited liability corporation organized and existing under the laws of the State of Delaware.

B)       ORIENTAL FINANCIAL SERVICES CORP. - a registered securities broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C)       ORIENTAL INSURANCE, LLC – a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D)       ORIENTAL PENSION CONSULTANTS, INC –  a corporation organized and existing under the laws of the State of Florida.

E)       ORIENTAL FINANCIAL (PR) STATUTORY TRUST II –  a special purpose statutory trust organized under the laws of the State of Connecticut.